Exhibit 99.1

News Release

FERRERO COMPLETES ACQUISITION OF WK KELLOGG CO

Acquisition is the next chapter in Ferrero’s proven strategy to acquire, invest in and grow iconic brands in North America, while also driving organic growth through brand innovation

LUXEMBOURG, September 26, 2025 — The Ferrero Group (“Ferrero” or the “Company”) today announced the successful completion of its acquisition of WK Kellogg Co. WK Kellogg Co is now a wholly owned subsidiary of Ferrero.

The transaction was previously announced on July 10, 2025, and approved by WK Kellogg Co shareowners on September 19, 2025. With the completion of the transaction, WK Kellogg Co shareowners are entitled to receive $23.00 in cash for each share of WK Kellogg Co common stock they owned immediately prior to the closing. WK Kellogg Co has ceased trading and will no longer be listed on the New York Stock Exchange.

The acquisition of WK Kellogg Co supports Ferrero’s plan for strategic growth in North America and expands the Company’s reach across more consumption occasions with brands beloved by consumers. Ferrero plans to invest in and grow WK Kellogg Co’s iconic portfolio of brands across the United States, Canada and the Caribbean.

Lazard acted as lead financial advisor with BofA Securities acting as co-advisor and Davis Polk & Wardwell LLP acted as legal counsel to Ferrero. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as financial advisors and Kirkland & Ellis LLP served as legal counsel to WK Kellogg Co.

About Ferrero

Ferrero began its journey in the small town of Alba in Piedmont, Italy, in 1946 and has since grown into one of the largest sweet-packaged food companies, delighting people around the world with its beloved treats. Today, the Ferrero Group proudly offers more than 35 iconic brands available in over 170 countries. This is bolstered by Ferrero affiliated companies which include Ferrara, Nonni’s, Fox’s & Burton’s Biscuits, Fine Biscuits Company, and Michel et Augustin.

Ferrero entered the US market in 1969 and today Ferrero Group and Ferrero affiliated companies boast an impressive stable of global brands and beloved local jewels including Nutella®, Kinder®, Tic Tac®, Ferrero Rocher®, Butterfinger®, CRUNCH®, Baby Ruth®, Fannie May®, Keebler, Famous Amos®, Mother’s®, Power Crunch®, NERDS®, Jelly Belly®, SweeTARTS®, Brach’s®, Black Forest®, Trolli®, Laffy Taffy®, Lemonheads®, Halo Top®, Blue Bunny® and Bomb Pop®.

In total, the more than 61,000 employees within the Ferrero family of companies are dedicated to helping people celebrate life’s special moments with high-quality products and fulfilling the company’s deep commitment to the planet and the communities in which it operates around the world.

For more information, visit www.ferrero.com

About WK Kellogg Co

At WK Kellogg Co, we bring our best to everyone, every day through our trusted foods and brands. Our journey began in 1894, when our founder W.K. Kellogg reimagined the future of food with the creation of Corn Flakes, changing breakfast forever. Our iconic brand portfolio includes Kellogg’s Frosted Flakes®, Rice Krispies®, Froot Loops®, Kashi®, Special K®, Kellogg’s Raisin Bran®, and Bear Naked®. With a presence in the majority of households across North America, our brands play a key role in enhancing the lives of millions of consumers every day, promoting a strong sense of physical, emotional and societal wellbeing. Our beloved brand characters, including Tony the Tiger® and Toucan Sam®, represent our deep connections with the consumers and communities we serve. Through our sustainable business strategy – Feeding Happiness™ – we aim to build healthier and happier futures for families, kids and communities. We are making a positive impact, while creating foods that bring joy and nourishment to consumers. For more information about WK Kellogg Co and Feeding Happiness, visit www.wkkellogg.com.

Contacts

Ferrero Group

Global Media

Shilla Christianto

group.communications@ferrero.com

North America Media

Steve Alessandrini

northamericamediainquiries@ferrero.com

FTI Consulting

ferrerogroup@fticonsulting.com